STARFIGHTERS SPACE, INC.
(the "Corporation")

CODE OF BUSINESS CONDUCT AND ETHICS

Objectives

The Corporation's commitment to ethical and lawful business conduct is a fundamental shared value of our Board of Directors (or the "Board"), management and employees and critical to our success. Our standards for business conduct provide that we will uphold ethical and legal standards vigorously as we pursue our financial objectives, and that honesty and integrity will not be compromised by us anywhere at any time. Consistent with these principles, the Board had adopted this Code of Business Conduct and Ethics (the "Code") as a guide to the high ethical and legal standards expected of its directors, officers and employees.

Application of the Code

This Code applies to all directors, officers and employees of the Corporation and its subsidiaries (who are referred to collectively as "Corporation Personnel").

Monitoring Compliance and Waivers

The Board of Directors is responsible for monitoring compliance with this Code.  A waiver of this Code will be granted only in exceptional circumstances.  Any waivers from this Code that are granted for the benefit of the Corporation's directors or executive officers shall be granted by the Board of Directors only.  Any waiver for employees will be granted only upon approval by each of the Corporation's Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO").

Conflicts of Interest

Corporation Personnel must act honestly, in good faith, and in the best interests of the Corporation.  Corporation Personnel must avoid situations involving a conflict or the potential for a conflict between their personal interests and the interests of the Corporation.  Questions or reports regarding any conflict of interest or potential conflict of interest should be directed to the CEO or CFO.

The following are examples of conflicts that may arise in the course of carrying out the Corporation's business:

1. Outside Business Interests.  Corporation Personnel are free to take on employment and other activities outside of their work responsibilities with the Corporation.  However, in doing so, Corporation Personnel must ensure that any "outside" activities do not present a real or perceived conflict with the interests of the Corporation or with their duties as Corporation Personnel.

2. Outside Directorships.  Corporation Personnel are free to take on directorships, however, Corporation Personnel must be aware of any potential for conflicts with the interests of the Corporation.

3. Financial Interests in Suppliers, Contractors or Competitors.  Any proposed affiliation between Corporation Personnel and any entity that has a relationship with the Corporation is subject to review by the Board of Directors.

4. Outside Personal Loan or Guarantee from the Corporation.  Corporation Personnel should not accept, whether directly or indirectly, any loan or guarantee of obligations from the Corporation for personal benefit.

5. Giving and Receiving Gifts.  Corporation Personnel are prohibited from soliciting or receiving any gift, loan, reward or benefit from a supplier or customer in exchange for any decision, act or omission by any Corporation Personnel in the course of carrying out their functions. Similarly, Corporation Personnel should not try to influence the decisions of a supplier or customer by giving gifts.  Anyone receiving any such gift, loan, reward or benefit must report the same to the CEO or CFO.  The giving and receiving of modest gifts or entertainment as a part of normal business courtesy and hospitality is permitted.  However, the use of expense accounts to deviate from any policy described herein is strictly forbidden.

Protection and Proper Use of Corporate Assets and Opportunities

All Corporation Personnel must handle the physical and intellectual assets of the Corporation with integrity and with due regard to the interests of all of the Corporation's stakeholders. Corporation Personnel cannot appropriate a corporate opportunity or corporate property, arising out of their relationship with the Corporation, for their own personal benefit.

Corporation Personnel must have authorization to enter into business transactions on behalf of the Corporation. All corporate transactions must be accounted for in the Corporation's books. Records must not be manipulated or destroyed for the purpose of impeding or obstructing any investigation undertaken by the Corporation or a governmental body.

No action shall be taken to fraudulently influence or mislead anyone engaged in the performance of an audit of the Corporation's financial statements.

Theft, carelessness and waste have a direct impact on the Corporation's profitability.  Any suspected incident of fraud or theft should be immediately reported to any member of management, including the CEO or CFO.  The Corporation's assets should be used for legitimate business purposes, though incidental personal use may be authorized from time to time.

Email and Internet systems are provided primarily for business use.  Personal use of these resources should be kept to a minimum.  As email may not be entirely secure, Corporation Personnel must exercise caution and etiquette when sending email correspondence.

Confidentiality of Corporate Information

Confidential information is any information that is not known to the general public and includes business research, market plans, strategic objectives, unpublished financial information, customer, supplier and personnel lists and all intellectual property, including trade secrets, software, trademarks, copyrights and patents.  Confidential information may not be given or released without proper authority and appropriate protection to anyone not employed by the Corporation or to Corporation Personnel who have no need for such information.

Corporation Personnel are prohibited from trading or encouraging others to trade in the securities of the Corporation where the person trading is in possession of material non-public information.

Privacy and Cybersecurity

The Corporation regards the lawful and correct treatment of personal information as integral to successfully perform its functions and to maintain the confidence of its customers and partners. The U.S. and other countries have laws protecting personally information (PI). PI can include an individual's name, telephone numbers, social security number, email addresses or home address. Certain PI, including, but not limited to, information about an individual's medical records, financial records, employment history, religious background, political affiliation or sexual orientation may be subject to additional legal protections. All PI should be considered confidential information and should be treated as such according to this Policy. You are required to handle, store and dispose of PI in compliance with the relevant laws that apply to the information. To the extent possible, you should limit your exposure and access to PI. You should only access PI to the extent necessary to perform your job duties.

Corporation Personnel must not engage in or otherwise aid, assist or ignore any potential or actual cyberattacks or other cyber incidents or otherwise exploit any cybersecurity vulnerabilities of the Corporation, and employees must report any such threatened or actual cyber-attacks or cybersecurity vulnerabilities to the Corporation.

Fair Dealing

Corporation Personnel shall not obtain or use information or trade secrets from any other Corporation.  Corporation Personnel shall not undertake any activities that could reasonably be expected to result in an unreasonable restraint of trade, unfair trade practice or any other anticompetitive behaviour in violation of any law. However, in the normal course of business, it is not unusual for Corporation Personnel to acquire information about other organizations. In doing so, Corporation Personnel must not use illegal means to acquire a competitor's trade secrets or other confidential information. Any Corporation Personnel who work in an area that requires frequent contacts with competitors, customers or suppliers should be particularly sensitive to the requirements of competition laws.

The Corporation undertakes to deal fairly with all Corporation Personnel.  There is a "no tolerance" policy in place for any form of discrimination or harassment against Corporation Personnel with respect to race, religion, age, gender, martial and family status, sexual orientation, ethnic or national origin or disability or any other grounds enumerated in applicable human rights legislation.

Compliance with Laws, Rules and Regulations

All Corporation Personnel must comply with all health and safety laws, regulations and Corporation policies.

All Corporation Personnel, in discharging their duties, must comply with the laws of the countries in which the Corporation and its subsidiaries carry on business.  All Corporation Personnel are charged with the responsibility for acquiring sufficient knowledge of the laws involved in each area relating to their particular duties.

Corporation Personnel are prohibited from making payments or giving gifts to a public official in any country in which the Corporation and its subsidiaries operate, in order to obtain a business advantage or is in violation of applicable anti-corruption legislation.

Reporting of any Illegal or Unethical Behaviour

Corporation Personnel are each responsible for being aware of, understanding and complying with this Code when making business decisions. Corporation Personnel must promptly report any problems or concerns and any actual or potential violation of this Code. To do otherwise will be viewed as condoning a violation of this Code.

There shall be no reprisal or other action taken against any Corporation Personnel who, in good faith, bring forward concerns about actual or potential violations of laws or this Code.  Anyone engaging in any form of retaliatory conduct will be subject to disciplinary action, which may include termination.

Corporation Personnel should first raise a complaint or concern with his or her supervisor or manager.  If that is not possible for some reason or if this does not resolve the matter, Corporation Personnel must take the matter up the chain of management within the Corporation. Ultimately, unresolved complaints and concerns should be referred to the Chair of the Corporation's Audit Committee who will treat all disclosures in confidence and will involve only those individuals who need to be involved in order to conduct an investigation.  Any complaint regarding accounting, internal accounting or auditing matters or a concern regarding questionable accounting or auditing matters should be referred to the Chair of the Audit Committee.

Consequences of Violating this Code

Failure to comply with this Code will be considered by this Corporation to be a very serious matter. Depending on the nature and severity of the violation, disciplinary action may be taken by the Corporation, including termination. In addition, the Corporation may make claims for reimbursement of losses or damages and/or the Corporation may refer the matter to the authorities. Anyone who fails to report a violation upon discovery or otherwise condones the violation of this Code may also be subject to disciplinary action.

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